Exhibit 99.1

Roto-Rooter Inc. Announces Redemption of Chemed Capital Trust
Preferred Securities

    CINCINNATI--(BUSINESS WIRE)--April 7, 2004--Roto-Rooter Inc. (NYSE:RRR) (OTCBB:CHEQP) today announced that on May 18, 2004, it will redeem all of the Convertible Trust Preferred Securities ("Preferred Securities") of the Chemed Capital Trust for a redemption price of $27.00 per $27.00 principal amount, plus all accrued and unpaid distributions on the Preferred Securities to the redemption date. Accordingly, an additional distribution of $.35 per security for the period March 15, 2004, to May 18, 2004, will be paid to holders, for an aggregate total price of $27.35 per security.
    Holders of the Preferred Securities retain their right to convert their Preferred Securities into shares of Roto-Rooter Inc. Capital Stock until 5 p.m., EDT, May 17, 2004. Preferred Securities are redeemable at the rate of .73 share of Roto-Rooter Capital Stock for each $27.00 in aggregate principal amount of Preferred Securities, an exchange ratio equal to a price of $37.00 per share.
    All holders of Preferred Securities will be mailed the necessary forms to effect the conversion, should they so choose, of their Preferred Securities into shares of Roto-Rooter Inc. Capital Stock. Holders who do not convert their Preferred Securities by 5 p.m., EDT, May 17, 2004, will be paid the redemption price of $27.35 per security.
    Approximately 518,000 shares of Preferred Securities were outstanding as of April 1, 2004. Roto-Rooter Capital Stock closed on April 1, 2004, at $54.16 per share.

    Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Roto-Rooter Inc. (www.rotorooterinc.com) operates in the residential and commercial repair-and-maintenance-service industry under the names Roto-Rooter and Service America Network Inc. Roto-Rooter also operates in the healthcare field through its VITAS Healthcare Corporation subsidiary. VITAS is the nation's largest provider of end-of-life hospice care services. Roto-Rooter is North America's largest provider of plumbing and drain cleaning services. Service America provides major-appliance and heating/air-conditioning repair, maintenance, and replacement services.

    Statements in this press release or in other Roto-Rooter communications may relate to future events or Roto-Rooter's future performance. Such statements are forward-looking statements and are based on present information Roto-Rooter has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Roto-Rooter does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    CONTACT: Roto-Rooter Inc.
             David P. Williams, 513-762-6901